Exhibit 5.1

May 26, 2011

To: Brainsway Ltd. 19 Hartum Street Bynet Building, 1st Floor Har HaHotzvim Jerusalem 91451, Israel

Re: Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as Israeli counsel for Brainsway Ltd., an Israeli company (the “Company”), in connection with the underwritten initial public offering by the Company (the “Offering”), contemplating (a) the issuance and sale by the Company of the following securities:

(i)	an aggregate of 1,000,000 ordinary shares, par value NIS 0.04 per share (“Ordinary Shares”) of the Company (the “Offering Shares”);
(ii)	an aggregate of 666,667 of the Company’s Series 5 Warrants to purchase Ordinary Shares (“Series 5 Warrants”), each of which is exercisable for one Ordinary Share (the “Offering Warrants”); and
(iii)	up to an aggregate of 666,667 Ordinary Shares issuable upon exercise of the Offering Warrants (the “Offering Warrant Shares”);

as well as (b) the potential issuance and sale by the Company of the following additional securities that are subject to an over-allotment option granted by the Company to the underwriters of the Offering:

(i)	up to an additional 150,000 Ordinary Shares (the “Additional Shares,” and, together with the Offering Shares, the “Shares”);
(ii)	up to an additional 100,000 Series 5 Warrants, each of which is exercisable for one Ordinary Share (the “Additional Warrants,” and, together with the Offering Warrants, the “Warrants”); and
(iii)	up to an aggregate of 100,000 Ordinary Shares issuable upon exercise of the Additional Warrants (the “Additional Warrant Shares,” and together with the Offering Warrant Shares, the “Warrant Shares”).

This opinion letter is rendered pursuant to Item 8(a) of Form F-1 promulgated by the United States Securities and Exchange Commission (the “SEC”) and Items 601(b)(5) and (b)(23) of the SEC’s Regulation S-K under the United States Securities Act of 1933, as amended (the “Securities Act”).

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the form of the registration statement on Form F-1 (File No. 333-173437) (the “Registration Statement”), filed by the Company with the SEC and to which this opinion is attached as an exhibit; (ii) the amended articles of association of the Company, as adopted prior to the effectiveness of the Registration Statement (the “Restated Articles”); (iii) the form of warrant agreement, by and between the Company and American Stock Transfer & Trust Company, LLC, as warrant agent for the Series 5 Warrants (the “Warrant Agreement”); (iv) the form of warrant certificate for the Series 5 Warrants (the “Warrant Certificate”); (v) resolutions of the board of directors (the “Board”) and the shareholders of the Company which have heretofore been approved, in each case, which relate to the Registration Statement and the actions to be taken in connection with the Offering (the “Resolutions”); and (vi) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.  We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that:

(1)         upon payment to the Company of the consideration per Share in such amount and form as shall be determined by the Board or an authorized committee thereof, the Shares, when issued and sold in the Offering as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable;

(2)         upon payment to the Company of the consideration per Warrant and the issuance of the Warrants, in each case in accordance with and in the manner described in the Registration Statement and the Warrant Agreement, the Warrants will be validly issued, and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and

(3)         upon exercise of the Warrants in accordance with the terms of the Warrant Certificate and the Warrant Agreement, and upon payment of the exercise price of the Warrants in such amount and form as set forth in the Warrant Certificate and the Warrant Agreement, the Warrant Shares, when sold and issued in accordance with the terms of the Warrant Certificate and the Warrant Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

You have informed us that the Warrant Shares may be issued from time to time on a delayed or continuous basis while the Warrants are outstanding and exercisable.  This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction.  This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” and “Enforceability of Civil Liabilities” in the prospectus forming part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours, /s/ Meitar Liquornik Geva & Leshem Brandwein Meitar Liquornik Geva & Leshem Brandwein